DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP
                              2101 L Street, N.W.
                           Washington, DC 20037-1526
                                 (202) 785-9700



                                  July 8, 1997



DT Capital Trust
DT Industries, Inc.
Suite 2-300
1949 E. Sunshine
Springfield, MO  65804

          Re:  Registration Statement on Form S-3
               ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to DT Industries, Inc., a Delaware corporation (the "Company"), and DT Capital Trust, a Delaware business trust (the "Trust"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pertaining to the registration under the Act of (i) 1,400,000 7.16% Convertible Preferred Securities (liquidation preference $50 per Convertible Preferred Security) (the "Preferred Securities") of the Trust representing undivided beneficial interests in the assets of the Trust; (ii) 7.16% Convertible Junior Subordinated Deferrable Interest Debentures Due 2012 (the "Convertible Junior Subordinated Debentures") of the Company which may be distributed under certain circumstances to the holders of the Preferred Securities; (iii) the shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Preferred Securities and the Convertible Junior Subordinated Debentures; and (iv) the Preferred Securities Guarantee of the Company (as defined below).

     The Preferred Securities were issued pursuant to the Amended and Restated Declaration of Trust of the Trust, dated as of June 1, 1997 (the "Declaration"), among the Company, as sponsor, Stephen J. Gore, Bruce P. Erdel and Gregory D. Wilson,

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DT Capital Trust
DT Industries, Inc.
July 8 , 1997
Page 2

as Regular Trustees, The Bank of New York (Delaware), as Delaware trustee, and The Bank of New York, as Property Trustee, and guaranteed (the "Preferred Securities Guarantee") by the Company as to the payment of distributions and as to payments on liquidation, redemption and otherwise pursuant to the Preferred Securities Guarantee Agreement, dated June 12, 1997 (the "Preferred Securities Guarantee Agreement"), between the Company and The Bank of New York, as Trustee. The proceeds from the sale by the Trust of the Preferred Securities were invested in the Convertible Junior Subordinated Debentures, which were issued pursuant to an Indenture, dated as of June 1, 1997 between the Company and The Bank of New York.

     Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

     For the purposes of giving this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that:

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DT Capital Trust
DT Industries, Inc.
July 8 , 1997
Page 3

               (i) The shares of Common Stock initially issuable upon conversion of the Preferred Securities and the Convertible Junior Subordinated Debentures have been duly authorized and reserved for issuance upon conversion, and, when certificates representing the Common Stock in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and, if and when issued upon conversion of the Preferred Securities and the Convertible Junior Subordinated Debentures, such Common Stock will be validly issued, fully paid and nonassessable;

               (ii) The Preferred Securities Guarantee is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

               (iii) The Convertible Junior Subordinated Debentures are valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     We are licensed to practice law in the District of Columbia and the State of New York, and do not hold ourselves out

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DT Capital Trust
DT Industries, Inc.
July 8 , 1997
Page 4

as being conversant with the law of any jurisdiction other than the federal laws of the United States of America, the District of Columbia, the State of New York and, to the extent required by the foregoing opinion, the Delaware General Corporation Law. No other opinion is expressed herein as to the laws of any other jurisdiction.

     This opinion is delivered to you in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                      Very truly yours,

                                      /s/ Dickstein Shapiro Morin & Oshinsky LLP